METZ JOINS BLACKHAWK BANK BOARD

For Immediate Release                        For more information call:
                                             R. Richard Bastian, III
                                             608-299-2400

September 21, 2004

James D. Metz, Assistant Superintendent of Operations for the Belvidere School District and former Boone County banker has been appointed a director of Blackhawk Bancorp and Blackhawk State Bank.

In making the announcement R. Richard Bastian, III, president of Blackhawk, said, "Jim is a leader in Boone County, which is an important market for our bank. We welcome his knowledge of the community and his consummate banking skills to our board." Metz spent 12 of his 24 years in banking with Belvidere National Bank & Trust and has been involved in a variety of civic and charitable activities in the community.

"I am truly honored," said Metz about his appointment. "I know a lot of the folks at Blackhawk and have been impressed with the changes and the commitment they've made to the Boone County market. I look forward to contributing to their success."

Metz becomes the second Boone County business leader to join Blackhawk's board of directors. Steve Thomas, president of Poplar Grove Airmotive, Inc. joined the bank's board in 2003. "We are delighted to welcome someone with his character, knowledge and experience to the board," said Thomas.

With its acquisition of First Bank in 2003 Blackhawk became the second largest bank in Boone County, one of the fastest growing in the State of Illinois. It has two offices in Belvidere and one in Capron. The bank's office on North State in Belvidere is open on Sundays.

Blackhawk State Bank is a wholly owned subsidiary or Blackhawk Bancorp, Inc. with assets of approximately $425 million. The bank has offices in Beloit, WI, and Rockford, Belvidere, Roscoe, Machesney Park, Capron, Rochelle and Oregon, IL. Blackhawk's stock is publicly traded on the Over the Counter When used in this communication, the words "believe", "expect", "anticipate", "plan", "estimate", "may", "will" or similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.